Exhibit 99.4

AmeriCredit announces agreement for GM to acquire AmeriCredit

7/22/10 — This morning, AmeriCredit and General Motors announced a definitive agreement for GM to acquire AmeriCredit. GM will acquire all outstanding AmeriCredit common stock at $24.50 in a cash transaction valued at approximately $3.5 billion.

This transaction is designed to give GM customers a broader range of financing options and will open up significant opportunities for AmeriCredit and its employees. In conjunction with this transaction, AmeriCredit also intends to rebuild its leasing platform. This merger will provide AmeriCredit greater access to GM dealers while allowing the company to continue to service and grow its non-GM business.

AmeriCredit will operate as a stand-alone subsidiary of GM and will retain its existing management team. No headcount reductions or benefit changes are anticipated as a result of this transaction.

Members of the Executive Team will be hosting town hall meetings at all AmeriCredit locations over the next several days to address team member concerns. Stay tuned to AmeriNews for more updates.